Exhibit 99.1

GM FINANCIAL REPORTS THIRD QUARTER 2024
OPERATING RESULTS

•Third quarter net income of $499 million
•Third quarter retail loan and operating lease originations of $14.2 billion
•Earning assets of $124.3 billion at September 30, 2024
•Available liquidity of $34.3 billion at September 30, 2024

FORT WORTH, TEXAS October 22, 2024 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $499 million for the quarter ended September 30, 2024, compared to $610 million for the quarter ended June 30, 2024, and $558 million for the quarter ended September 30, 2023. Net income for the nine months ended September 30, 2024 was $1.6 billion, compared to $1.7 billion for the nine months ended September 30, 2023.

Retail loan originations were $9.4 billion for the quarter ended September 30, 2024, compared to $8.6 billion for the quarter ended June 30, 2024, and $9.5 billion for the quarter ended September 30, 2023. Retail loan originations for the nine months ended September 30, 2024 were $26.3 billion, compared to $27.7 billion for the nine months ended September 30, 2023. The outstanding balance of retail finance receivables was $74.4 billion at September 30, 2024, compared to $73.3 billion at June 30, 2024 and $71.7 billion at September 30, 2023.

Operating lease originations were $4.9 billion for the quarter ended September 30, 2024, compared to $5.0 billion for the quarter ended June 30, 2024, and $4.3 billion for the quarter ended September 30, 2023. Operating lease originations for the nine months ended September 30, 2024 were $14.1 billion, compared to $12.8 billion for the nine months ended September 30, 2023. Leased vehicles, net was $31.0 billion at September 30, 2024, compared to $30.3 billion at June 30, 2024 and $31.1 billion at September 30, 2023.

The outstanding balance of commercial finance receivables was $19.0 billion at September 30, 2024, compared to $17.1 billion at June 30, 2024 and $12.2 billion at September 30, 2023.

Retail finance receivables 31-60 days delinquent were 2.3% of the portfolio at September 30, 2024 and 2.0% at September 30, 2023. Accounts more than 60 days delinquent were 0.8% of the portfolio at September 30, 2024 and 0.7% at September 30, 2023.

Annualized net charge-offs were 1.2% of average retail finance receivables for the quarter ended September 30, 2024 and 1.0% for the quarter ended September 30, 2023. For the nine months ended September 30, 2024, annualized net charge-offs were 1.1%, compared to 0.9% for the nine months ended September 30, 2023.

The Company had total available liquidity of $34.3 billion at September 30, 2024, consisting of $4.9 billion of cash and cash equivalents, $25.7 billion of borrowing capacity on unpledged eligible assets, $0.7 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $10 million for the quarter ended September 30, 2024, compared to $14 million for the quarter ended June 30, 2024 and $33 million for the quarter ended September 30, 2023. Earnings for the nine months ended September 30, 2024 were $55 million, compared to $111 million for the nine months ended September 30, 2023.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended September 30, 2024 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue
Finance charge income	$1,965	$1,621	$5,627	$4,480
Leased vehicle income	1,828	1,820	5,431	5,458
Other income	238	200	702	543
Total revenue	4,031	3,641	11,760	10,481
Costs and expenses
Operating expenses	478	461	1,416	1,359
Leased vehicle expenses	1,027	998	3,046	3,048
Provision for loan losses	298	235	676	533
Interest expense	1,550	1,240	4,431	3,374
Total costs and expenses	3,354	2,933	9,569	8,314
Equity income	10	33	55	111
Income before income taxes	687	741	2,246	2,278
Income tax provision	189	184	601	565
Net income (loss)	499	558	1,646	1,713
Less: cumulative dividends on preferred stock	30	30	89	89
Net income (loss) attributable to common shareholder	$469	$528	$1,557	$1,624

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$4,852	$5,282
Finance receivables, net of allowance for loan losses $2,377 and $2,344	90,985	84,637
Leased vehicles, net	30,956	30,582
Goodwill and intangible assets	1,176	1,184
Equity in net assets of nonconsolidated affiliates	1,570	1,670
Related party receivables	407	540
Other assets	7,814	8,116
Total assets	$137,759	$132,011
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$43,570	$45,243
Unsecured debt	67,796	60,084
Deferred income	2,350	2,313
Related party payables	101	445
Other liabilities	8,362	8,383
Total liabilities	122,180	116,468
Total shareholders' equity	15,580	15,542
Total liabilities and shareholders' equity	$137,759	$132,011

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended September 30,		Nine Months Ended September 30,
Originations	2024	2023	2024	2023
Retail finance receivables originations	$9,371	$9,499	$26,323	$27,705
Lease originations	4,874	4,323	14,146	12,834
Total originations	$14,245	$13,822	$40,469	$40,539

	Three Months Ended September 30,		Nine Months Ended September 30,
Average Earning Assets	2024	2023	2024	2023
Average retail finance receivables	$73,944	$70,881	$73,455	$68,740
Average commercial finance receivables	17,449	11,760	15,770	11,179
Average finance receivables	91,393	82,641	89,225	79,919
Average leased vehicles, net	30,624	31,326	30,414	31,771
Average earning assets	$122,017	$113,967	$119,638	$111,690

Ending Earning Assets	September 30, 2024	December 31, 2023
Retail finance receivables	$74,384	$72,729
Commercial finance receivables	18,978	14,251
Leased vehicles, net	30,956	30,582
Ending earning assets	$124,318	$117,562

Finance Receivables	September 30, 2024	December 31, 2023
Retail
Retail finance receivables	$74,384	$72,729
Less: allowance for loan losses	(2,323)	(2,308)
Total retail finance receivables, net	72,060	70,421
Commercial
Commercial finance receivables	18,978	14,251
Less: allowance for loan losses	(54)	(36)
Total commercial finance receivables, net	18,924	14,216
Total finance receivables, net	$90,985	$84,637

Allowance for Loan Losses	September 30, 2024	December 31, 2023
Allowance for loan losses as a percentage of retail finance receivables	3.1%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables	0.3%	0.3%

Delinquencies	September 30, 2024	September 30, 2023
Loan delinquency as a percentage of retail finance receivables:
31 - 60 days	2.3%	2.0%
Greater than 60 days	0.8	0.7
Total	3.1%	2.7%

	Three Months Ended September 30,		Nine Months Ended September 30,
Charge-offs and Recoveries	2024	2023	2024	2023
Charge-offs	$439	$366	$1,255	$1,012
Less: recoveries	(217)	(196)	(652)	(573)
Net charge-offs	$222	$171	$604	$439
Net charge-offs as an annualized percentage of average retail finance receivables	1.2%	1.0%	1.1%	0.9%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Expenses	2024	2023	2024	2023
Operating expenses as an annualized percentage of average earning assets	1.6%	1.6%	1.6%	1.6%

Investor Relations contact:
Meagan Trampe
Vice President, Investor Relations
(817) 302-7385
Investors@gmfinancial.com